Exhibit 3.164

EXPEDITED
AZ CORP COMMISSION
FILED

JAN 12 3:02 PM ‘94

[ILLEGIBLE]

APPR: Esther Thomas DATE: 1-12-94 TERM: DATE: 709566-1
ARTICLES OF INCORPORATION
OF
APACHE JUNCTION LANDFILL CORPORATION
ARTICLE I
     The name of the corporation is Apache Junction Landfill Corporation (the “Corporation”).
ARTICLE II
     The Corporation is to have perpetual existence.
ARTICLE III
     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as amended from time to time, and further to do such things as may be incident to, and necessary or appropriate to effect, any and all of such purposes.
ARTICLE IV
     The Corporation initially intends to hold and operate real property in the State of Arizona and to own and operate a landfill and waste disposal business.
ARTICLE V
     The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share.
ARTICLE VI
     The name and address of its initial Statutory Agent, a bona fide resident of the State of Arizona for three years is: CT Corporation System, 3225 North Central Avenue, Phoenix, Arizona 85012.
ARTICLE VII
     The number of directors constituting the initial board of directors is two (2). The number of the members of subsequent boards of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The names and addresses of the persons who will serve as directors until the first meeting of shareholders or until their successors are elected and qualified are;

Roger A. Ramsey	6575 West Loop South
Suite 720
Bellaire, TX 77401

Tom Van Weelden	7201 East Camelback Road
Suite 375
Scottsdale, AZ 85251
ARTICLE VIII
     The name and address of the incorporators are: Bryce D. Linsenmayer, 700 Louisiana, Suite 3500, Houston, Texas 77002-2764 and Janis E. McRae, 700 Louisiana, Suite 3500, Houston, Texas 77002-2764.

/s/ Bryce D. Linsenmayer

/s/ Janis E. McRae

DATED THIS 12th DAY OF JANUARY, 1994.
     CT Corporation System, having been designated to act as Statutory Agent, hereby consent to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

CT CORPORATION SYSTEM
By:	/s/ Cindy L. Parrinello
Cindy L. Parrinello,
Special Asst. Secy.